WESTERN GAS RESOURCES, INC.
                       ADOPTS STOCKHOLDER RIGHTS PLAN

DENVER, March 23, 2001. Western Gas Resources, Inc. ("Western") (NYSE:WGR) announced today that its Board of Directors has adopted a Stockholder Rights Plan in which rights will be distributed as a dividend at the rate of one Right for each share of common stock, par value $0.10 per share, of the company held by stockholders of record as of the close of business on April 9, 2001.

The Rights Plan was not adopted in response to any efforts to acquire control of the Company. The Rights Plan, however, is designed to deter coercive takeover tactics including the accumulation of shares in the open market or through private transactions and to prevent an acquirer from gaining control of the company without offering a fair and adequate price to all of the Company's stockholders.

Each Right initially will entitle stockholders to buy one unit of a share of a new series of preferred stock for $180. The Right generally will be exercisable only if a person or group acquires beneficial ownership of 15 percent or more of the Company's then outstanding common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of the Company's then outstanding common stock. The Rights will expire on March 22, 2011.

Western is an independent gas gatherer and processor, transporter, producer and an energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point. The Company designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent, Gulf Coast and Southwestern regions of the United States. For additional Company information, visit Western's Web site at www.westerngas.com.

Investor Contact: Ron Wirth, Director of Investor Relations
                  (800) 933-5603 or (303) 252-6090
e-mail: rwirth@westerngas.com